Chuy’s Holdings, Inc. Announces First Quarter 2016 Financial Results

AUSTIN, Texas, May 3, 2016 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the first quarter ended March 27, 2016.
Highlights for the first quarter ended March 27, 2016 were as follows:

•	Revenue increased 16.8% to $78.1 million from $66.8 million in the first quarter of 2015.

•	Comparable restaurant sales increased 3.2% as compared to the same period in 2015, the 23rd consecutive quarter of comparable restaurant sales growth.

•	Net income increased 40.1% to $4.5 million from $3.2 million and net income per diluted share increased 42.1% to $0.27 from $0.19 in the first quarter of 2015.

•	Restaurant-level EBITDA(1) increased 24.5% to $15.9 million from $12.8 million in the first quarter of 2015.

•	Two new restaurants opened during the first quarter of 2016.

(1)
Restaurant-level EBITDA is a non-GAAP measure. For a reconciliation of restaurant-level EBITDA to GAAP net income and discussion of why we consider it useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “We delivered a strong start to 2016 by increasing our top line and diluted EPS by 16.8% and 42.1%, respectively. Our 3.2% increase in comparable restaurants sales marked the 23rd consecutive quarter of positive growth. Our first quarter results reflect the strength of our brand as we differentiate ourselves through our made-from-scratch, Tex Mex-inspired menu, commitment to value and upbeat, irreverent atmosphere.”
Hislop concluded, “We continue to introduce our brand to more guests with the execution of our development plan. During the first quarter we opened two new restaurants and have opened three additional restaurants subsequent to quarter end. Our development plans remain on track to open 11 to 13 new restaurants in 2016. We will continue to focus on growing our footprint in larger, denser markets where we are confident that we can achieve high unit volumes and attractive unit level returns, while at the same time “backfilling” our smaller existing markets to continue to build brand awareness.”

First Quarter 2016 Financial Results
Revenue increased $11.2 million, or 16.8%, to $78.1 million in the first quarter of 2016 compared to the first quarter of 2015. The increase was driven by $10.0 million in incremental revenue from an additional 122 operating weeks provided by 12 new restaurants opened during and subsequent to the first quarter of 2015. This increase was partially offset by a decrease in revenue related to our non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue for these non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening.
Comparable restaurant sales increased 3.2% in the first quarter of 2016 as compared to the same period in 2015. The increase in comparable sales was driven by a 2.1% increase in average check and a 1.1% increase in average weekly customers. The comparable restaurant base consisted of 54 restaurants during the first quarter of 2016.
Total restaurant operating costs as a percentage of revenue decreased to 79.6% in the first quarter of 2016 from 80.9% in the first quarter of 2015. This decrease was primarily driven by the impact of lower labor costs as a percentage of revenue related to increased efficiencies gained from internal initiatives, lower food costs as a percentage of revenue, particularly grocery, dairy and chicken costs, and lower operating costs related to lower insurance and utilities costs. The decrease was partially offset by higher occupancy costs.
Net income for the first quarter of 2016 increased 40.1% to $4.5 million from $3.2 million and net income per diluted share increased 42.1% to $0.27 from $0.19 in the first quarter of 2015.
Development Update
During the first quarter, two new Chuy’s restaurants were opened in Woodbridge, VA and Lafayette, LA. Subsequent to the end of the first quarter, three additional Chuy’s restaurants were opened in Fort Worth, TX, Cary, NC and Sterling, VA.
2016 Outlook
The Company has revised its fiscal year 2016 guidance and now expects its diluted net income per share to range from $1.03 to $1.07 versus a previous range of $1.01 to $1.05. The diluted net income per share guidance for fiscal year 2016 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of approximately 2.0% for the remainder of the year;

•	Restaurant pre-opening expenses of approximately $5.0 million to $5.9 million;

•	General and administrative expenses of approximately $17.2 million to $17.8 million;

•	An effective tax rate of approximately 29% to 31%;

•	The opening of 11 to 13 new restaurants;

•	Net capital expenditures (net of tenant improvement allowances) of $33.0 million to $38.0 million; and

•	Annual weighted average diluted shares outstanding of 16.8 million to 16.9 million shares.

The following definitions apply to these terms as used in this release:

Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the first quarter of 2016 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 800-776-0853 or for international callers by dialing 913-312-0398. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 1743065. The replay will be available until Tuesday, May 10, 2016. The conference call will also be webcast live from the Company’s website at www.chuys.com under the investors section. An archive of the webcast will be available through our website shortly after the call has concluded.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 74 full-service restaurants across 15 states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.

Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Chuy’s Holdings, Inc.
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended
	March 27, 2016	March 29, 2015
Revenue	$78,054	$66,829

Costs and expenses:
Cost of sales	19,998	17,544
Labor	25,680	22,146
Operating	10,556	9,331
Occupancy	5,305	4,480
General and administrative	4,533	4,084
Marketing	583	535
Restaurant pre-opening	1,433	1,108
Depreciation and amortization	3,477	2,998
Total costs and expenses	71,565	62,226
Income from operations	6,489	4,603
Interest expense, net	15	47
Income before income taxes	6,474	4,556
Income tax expense	1,942	1,321
Net income	$4,532	$3,235

Net income per common share:
Basic	$0.27	$0.20
Diluted	$0.27	$0.19

Weighted-average shares outstanding:
Basic	16,503,226	16,449,682
Diluted	16,803,756	16,689,562

Chuy’s Holdings, Inc.
Unaudited Selected Balance Sheet Data
(In thousands)

	March 27, 2016	December 27, 2015
Cash and cash equivalents	$4,824	$8,529
Total assets	206,521	200,461
Long-term debt	—	—
Total stockholders’ equity	138,041	133,057

Reconciliation of Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level EBITDA and restaurant-level EBITDA margin. Restaurant-level EBITDA represents net income plus the sum of general and administrative expenses, restaurant pre-opening costs, depreciation and amortization, interest and taxes. Restaurant-level EBITDA is presented because: (i) the Company believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; and (ii) the Company uses restaurant-level EBITDA internally as a benchmark to evaluate its operating performance or compare our performance to that of our competitors. Additionally, the Company presents restaurant-level EBITDA because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs, which are non-recurring at the restaurant level. The use of restaurant-level EBITDA thereby enables the Company and its investors to compare operating performance between periods and to compare our operating performance to the performance of the Company’s competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency and performance. The use of restaurant-level EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. The Company presents restaurant-level EBITDA margin for the same reasons it presents restaurant-level EBITDA.

The following table includes a reconciliation of net income to restaurant-level EBITDA (dollars in thousands):

	Thirteen Weeks Ended
	March 27, 2016	March 29, 2015

Net income	$4,532	$3,235
Income tax provision	1,942	1,321
Interest expense	15	47
General and administrative	4,533	4,084
Restaurant pre-opening expenses	1,433	1,108
Depreciation and amortization	3,477	2,998
Restaurant-level EBITDA	$15,932	$12,793

Restaurant-level EBITDA margin (1)	20.4%	19.1%

(1)	Restaurant-level EBITDA margin is calculated by dividing restaurant-level EBITDA by revenue.

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com